EXHIBIT 12


                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)

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

                                             Years Ended December 31,
                             -----------------------------------------------------
                                2000      1999      1998        1997       1996
                             ---------  ---------  ---------  --------- ----------
Consolidated net income  ..  $ 1,602.1  $ 1,527.3  $ 1,325.3  $ 1,301.1  $ 1,240.5
Provision for income taxes       954.3      960.2      611.7      912.9      837.2
                             ---------  ---------  ---------  ---------  ---------
Consolidated income before
  income taxes ............    2,556.4    2,487.5    1,937.0    2,214.0    2,077.7
                             ---------  ---------  ---------  ---------  ---------
Fixed Charges
  Interest and discount ...    8,294.7    6,526.2    5,786.9    5,255.5    4,937.5
  Portion of rentals
    representative of the
    interest factor .......      105.2       97.7       79.1       69.8       77.8
                             ---------  ---------  ---------  ---------  ---------
Total fixed charges .......    8,399.9    6,623.9    5,866.0    5,325.3    5,015.3
                             ---------  ---------  ---------  ---------  ---------
Earnings available for
  fixed charges ...........  $10,956.3    9,111.4  $ 7,803.0  $ 7,539.3  $ 7,093.0
                             =========  =========  =========  =========  =========
Ratio of earnings to
  fixed charges ...........    1.30        1.38      1.33       1.42       1.41
                             =========  =========  =========  =========  =========

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